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                                                                    Exhibit 99.2
                                                                    ------------

                                                       -------------------------
                                                            Maxcor Financial
                                                       -------------------------
FOR IMMEDIATE RELEASE
---------------------


                   EURO BROKERS AND NITTAN ANNOUNCE COMPLETION
                   -------------------------------------------
         OF THE COMBINATION OF THEIR RESPECTIVE TOKYO-BASED DERIVATIVES
         --------------------------------------------------------------
                          AND MONEY MARKETS OPERATIONS
                          ----------------------------

    Maxcor Financial anticipates recording one-time, after-tax, net gain of approximately $1.2 million in connection with the combination.

Combined operations are also now linking with Euro Brokers' New York and London offices and Nittan's Hong Kong and Singapore branches

         NEW YORK, January 24, 2000 - Maxcor Financial Group Inc. (Nasdaq: MAXF) today announced that its Euro Brokers Tokyo-based joint venture, "Yagi Euro," has successfully completed the combination of its Tokyo-based derivatives and local money market and forward foreign exchange brokerage operations with those of Nittan Exco Ltd. The agreement in principle with respect to the combination was previously announced on October 20, 1999.

         The combined derivatives operations merge the respective off-balance sheet brokerage operations of Yagi Euro and Nittan, which specialize in multi-currency interest rate swaps, forward rate agreements and interest rate options and service a customer base located throughout Japan and other portions of Asia. The derivatives business is operating under the name "Yagi Euro Nittan" out of the joint venture's existing offices in Kamiyacho. The combined money market operations merge the respective local money market and forward foreign exchange brokerage operations of Yagi Euro and Nittan and are based in Nittan's offices, operating under the name "Nittan Yagi Euro."

         As originally contemplated, the combined operations have also established links with the parties' respective international networks outside of Japan - New York and London in the case of Euro Brokers, and Hong Kong and Singapore in the case of Nittan.

         Pursuant to the terms of the definitive documentation among the parties, Euro Brokers, which previously had an equal 50% interest in the derivatives joint venture with Yagi Euro Corporation, along with a 15% equity interest in Yagi Euro itself, is retaining a 40% interest in the expanded derivatives joint venture, with Yagi Euro (now renamed Yagi Euro Nittan Corporation) retaining a 30% interest and Nittan acquiring the remaining 30%. Yagi Euro and Nittan are equal 50% partners in the combined local money market and forward foreign exchange operations, with Euro Brokers' participation, as was the case previously, through its 15% equity interest in Yagi Euro.

         The closing is being accounted for as if it had been effective on January 1, 2000. As a result of the sales proceeds received by Euro Brokers from Nittan for a 10% interest in the derivatives joint venture, Maxcor anticipates recording a first quarter net gain in connection with the combination, after related professional fees and income taxes, of approximately $1.5 million.

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This gain is being partially offset by a net charge of approximately $300,000, recorded in the fourth quarter of 1999, reflecting the combined effect of Euro Brokers' share of severance costs incurred in connection with the combination and certain income tax benefits realized in anticipation of the closing.

         Maxcor Financial Group Inc., through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and currency derivatives, emerging market products, cash deposits and other money market instruments, energy products and various fixed income securities (including repurchase agreements). The Company employs approximately 600 persons and maintains principal offices in New York, Stamford, London, Tokyo, Geneva, Toronto and Mexico City.



                                       # #


Contact:       Maxcor Financial Group Inc., New York
               Investor Relations: Roger Schwed,  (212) 748-7000



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